EXHIBIT 99.1

Safe Harbor

This exhibit contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to planned capital expenditures. These forward-looking statements are based on information available to Seagate as of the date of this filing and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products; and the impact of the announced transaction between the company and Maxtor Corporation on current customer demand during the period prior to a closing of the transaction. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 1, 2005 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 28, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On January 18, 2006, Seagate Technology reported quarterly revenue of $2.3 billion, net income of $287 million, and diluted earnings per share of $0.57 for the quarter ended December 30, 2005. These results compare to revenue of $1.85 billion, net income of $144 million and diluted earnings per share of $0.29 in quarter ended December 31, 2004.

Pricing

The average selling price for Seagate products, on a blended basis, increased approximately $2.00 over the September quarter, notwithstanding price decreases on a “like for like” product basis during the December quarter. These decreases were in line with the company’s expectations at the beginning of the quarter and were offset by improved product mix.

Capital Expenditures

For the first six months of fiscal 2006, capital investment was $353 million, with December quarter capital investment being $184 million. Based on the demand for Seagate’s products expected for the remainder of fiscal 2006 and in order to position Seagate to meet demand during the seasonally strong quarters beginning in September, Seagate expects capital investment for fiscal year 2006 will need to grow to between $950 million to $1 billion. This compares to the prior expectation of $700-800 million, and reflects expectations regarding demand and the need to restore some manufacturing flexibility.

Share Repurchases

Because of the announced transaction with Maxtor, Seagate did not repurchase any shares during the quarter ended December 30, 2005.

Maxtor Transaction

On January 13, 2006, Seagate made its Hart-Scott-Rodino pre-merger notification filing and expects to be meeting with the U.S. Federal Trade Commission to discuss the merger in the coming weeks.

Dividend

The company has declared a quarterly cash distribution of $0.08 per share to be paid on or before February 17, 2006 to all common shareholders of record as of February 3, 2006.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
Revenue	$2,300	$1,847	$4,388	$3,405

Cost of revenue	1,709	1,467	3,262	2,749
Product development	199	158	378	310
Marketing and administrative	108	75	195	140
Restructuring, net	—	—	4	2

Total operating expenses	2,016	1,700	3,839	3,201

Income from operations	284	147	549	204

Interest income	14	7	29	13
Interest expense	(11)	(11)	(24)	(22)
Other, net	4	5	9	9

Other income (expense), net	7	1	14	—

Income before income taxes	291	148	563	204
Provision for income taxes	4	4	4	6

Net income	$287	$144	$559	$198

Net income per share:
Basic	$0.60	$0.31	$1.16	$0.43
Diluted	0.57	0.29	1.10	0.40
Number of shares used in per share calculations:
Basic	482	466	480	464
Diluted	507	500	506	497

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 30, 2005	July 1, 2005 (a)
ASSETS
Cash and cash equivalents	$768	$746
Short-term investments	983	1,090
Accounts receivable, net	1,091	1,094
Inventories	505	431
Other current assets	151	141

Total Current Assets	3,498	3,502

Property, equipment and leasehold improvements, net	1,606	1,529
Other assets, net	330	213

Total Assets	$5,434	$5,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,057	$1,108
Accrued employee compensation	225	266
Accrued expenses	405	356
Accrued income taxes	41	46
Current portion of long-term debt	—	4

Total Current Liabilities	1,728	1,780
Other liabilities	192	187
Long-term debt, less current portion	400	736

Total Liabilities	2,320	2,703

Shareholders’ Equity	3,114	2,541

Total Liabilities and Shareholders’ Equity	$5,434	$5,244

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 1, 2005.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	December 30, 2005	December 31, 2004
OPERATING ACTIVITIES
Net income	$559	$198
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	286	233
Stock-based compensation	36	2
Tax benefit from stock options	(14)	—
Other non-cash operating activities, net	4	9
Changes in operating assets and liabilities:
Current assets and liabilities	(70)	46
Non-current assets and liabilities	(33)	9

Net cash provided by operating activities	768	497

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(353)	(185)
Purchases of short-term investments	(1,911)	(2,030)
Maturities and sales of short-term investments	2,015	1,960
Acquisitions, net of cash acquired	(28)	—
Other investing activities, net	(105)	(17)

Net cash used in investing activities	(382)	(272)

FINANCING ACTIVITIES
Repayment of long-term debt	(340)	(1)
Issuance of common shares for employee stock plans	38	41
Dividends to shareholders	(76)	(41)
Tax benefit from stock options	14	—

Net cash used in financing activities	(364)	(1)

Increase in cash and cash equivalents	22	224
Cash and cash equivalents at the beginning of the period	746	422

Cash and cash equivalents at the end of the period	$768	$646